   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1996

                                                   REGISTRATION NO. 333-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         COLUMBIA BANKING SYSTEM, INC.
             (Exact name of registrant as specified in its charter)

                    WASHINGTON                                          91-142237
          (State or other jurisdiction of                           (I.R.S. Employer
          incorporation or organization)                         Identification Number)

          1102 BROADWAY PLAZA, TACOMA, WASHINGTON 98402 (206) 305-1900 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ARNOLD G. ESPE
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         COLUMBIA BANKING SYSTEM, INC.
                              1102 BROADWAY PLAZA
                                TACOMA, WA 98402
                                 (206) 305-1900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          COPIES OF COMMUNICATIONS TO:

             J. JAMES GALLAGHER, ESQ.                              TODD H. BAKER, ESQ.
           AND SANDRA L. GALLAGHER, ESQ.                       Gibson, Dunn & Crutcher LLP
        Gordon, Thomas, Honeywell, Malanca                  One Montgomery Street, Suite 3100
            Peterson & Daheim, P.L.L.C.                      San Francisco, California 94104
          1201 Pacific Avenue, Suite 2200                            (415) 393-8200
             Tacoma, Washington 98402
                  (206) 572-5050

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-14465

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                   CALCULATION OF ADDITIONAL REGISTRATION FEE
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
----------------------------------------------------------------------------------------------------------
                                                    PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF SHARES TO BE              AMOUNT TO BE      OFFERING PRICE        AGGREGATE         AMOUNT OF
REGISTERED                         REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2) REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Common Stock, no par value.....   212,750 shares         $15.25           $3,244,438          $983.16
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Includes up to 27,750 shares which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

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

                                EXPLANATORY NOTE

     This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-2 (Reg. No. 333-14465) filed by Columbia Banking System, Inc. (the "Company") with the Securities and Exchange Commission on October 18, 1996, as amended, including the exhibits thereto, and declared effective by the Commission on November 8, 1996, are incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on November 12, 1996.

                                          COLUMBIA BANKING SYSTEM, INC.

                                          By: /s/  A.G. ESPE

                                            ------------------------------------
                                            A.G. Espe
                                            Chairman of the Board
                                            and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 12, 1996 in the capacities indicated.

                  SIGNATURE                                         TITLE
---------------------------------------------    --------------------------------------------
PRINCIPAL EXECUTIVE OFFICER:
/s/ A.G. ESPE                                    Chairman of the Board and
---------------------------------------------    Chief Executive Officer
A.G. Espe

PRINCIPAL FINANCIAL OFFICER AND
PRINCIPAL ACCOUNTING OFFICER:
/s/ GARY R. SCHMINKEY                            Chief Financial Officer
---------------------------------------------
Gary R. Schminkey

A MAJORITY OF THE BOARD OF DIRECTORS:
/s/ W. BARRY CONNOLEY*                           Director
---------------------------------------------
W. Barry Connoley

/s/ RICHARD S. DEVINE*                           Director
---------------------------------------------
Richard S. DeVine

/s/ ARNOLD G. ESPE*                              Director
---------------------------------------------
Arnold G. Espe

/s/ JACK FABULICH*                               Director
---------------------------------------------
Jack Fabulich

                  SIGNATURE                                         TITLE
---------------------------------------------    --------------------------------------------
/s/ JONATHAN FINE*                               Director
---------------------------------------------
Jonathan Fine

/s/ MARGEL S. GALLAGHER*                         Director
---------------------------------------------
Margel S. Gallagher

/s/ JOHN A. HALLERAN*                            Director
---------------------------------------------
John A. Halleran

/s/ W.W. PHILIP*                                 Director
---------------------------------------------
W.W. Philip

/s/ JOHN H. POWELL*                              Director
---------------------------------------------
John H. Powell

/s/ ROBERT QUOIDBACH*                            Director
---------------------------------------------
Robert Quoidbach

/s/ DONALD RODMAN*                               Director
---------------------------------------------
Donald Rodman

/s/ FRANK RUSSELL*                               Director
---------------------------------------------
Frank Russell

/s/ SIDNEY R. SNYDER*                            Director
---------------------------------------------
Sidney R. Snyder

/s/ JAMES M. WILL, JR.*                          Director
---------------------------------------------
James M. Will, Jr.

*By: /s/ J. JAMES GALLAGHER
---------------------------------------------
          J. James Gallagher
          Attorney-in-Fact

                               INDEX TO EXHIBITS

 EXHIBIT
   NO.                                   DESCRIPTION OF EXHIBIT
---------  ----------------------------------------------------------------------------------
5          Opinion of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C.*
23(a)      Consent of Price Waterhouse LLP.*
23(b)      Consent of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C.**

---------------
 * Filed herewith.

** Included in Exhibit 5.